Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 17, 2026, with respect to the consolidated financial statements of Independence Realty Trust, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the references to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

September 23, 2026